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                                   EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                  Quarter Ended
                                                         -------------------------------
                                                         September 27,     September 28,
(In millions, except ratios)                                 2002              2001
                                                         -------------     -------------

EARNINGS:
Net Income                                                   $19.9            $17.1
Plus: Income taxes                                            10.3              8.8
      Fixed charges                                            7.5             10.0
      Amortization of capitalized interest                       -                -
Less: Interest capitalized during the period                     -                -
      Undistributed earnings in equity investments               -                -
                                                             ------          ------
                                                             $37.7            $35.9
                                                             ======          ======


FIXED CHARGES:
Interest expense                                             $ 5.7            $ 8.2
Plus: Interest capitalized during the period                     -                -
      Portion of rents deemed representative of
       the interest factor                                     1.8              1.8
                                                             ------          ------
                                                             $ 7.5            $10.0
                                                             ======          ======

RATIO OF EARNINGS TO FIXED CHARGES                            5.03             3.59
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